EXHIBIT 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment 1 to the Registration Statement (Form F-3 No. 333-128742) and related Prospectus of Mittal Steel Company N.V. for the registration of $3,000,000,000 of debt securities, Class A common shares, warrants and units and to the incorporation by reference therein of our report dated February 12, 2003, with respect to the consolidated financial statements of Ispat Hamburg Group of Companies, included in Mittal Steel Company N.V.'s Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprüfungsgesellschaft

/s/ M. Tabel Wirtschaftsprüfer	/s/ E. Schlüschen Wirtschaftsprüfer

Hamburg, Germany
November 30, 2005